Exhibit 99.1

FINANCIAL CONTACTS:
Mark McCollom	610-208-6426	mmccollo@sovereignbank.com
Stacey Weikel	610-208-6112	sweikel@sovereignbank.com

MEDIA CONTACTS
Ed Shultz	610-207-8753	eshultz1@sovereignbank.com

The Abernathy MacGregor Group 212-371-5999
Mike Pascale
Tom Johnson
Sovereign Files Lawsuit Seeking Declaratory Judgment Against Relational Investors
PHILADELPHIA, Dec. 23 /PRNewswire-FirstCall/ -- Sovereign Bancorp, Inc. (NYSE: SOV) today announced that it has filed a lawsuit in U.S. District Court for the Southern District of New York seeking a declaratory judgment that Relational Investors’ claim that it can wage a proxy fight to remove all of Sovereign’s directors without cause and replace them with Relational’s designees has no basis in fact or law. In a statement the company said:
“We believe that Relational does not have the right under either Pennsylvania law or Sovereign’s Restated Articles of Incorporation to propose a shareholder vote to remove, simultaneously and without cause, all members of the Sovereign board of directors. Its assertion of such a right is just the latest instance of Relational’s continuing propaganda campaign — a campaign aimed at distracting Sovereign investors from the significant financial benefits of the Santander and Independence transactions so Relational can pursue its own agenda of gaining control over the nation’s 18th largest bank.
“In addition to its current false claim of the right to unseat the entire Sovereign Board without cause, Relational has similarly included false and misleading information in its preliminary proxy statement filed with the SEC. We intend to pursue all available legal remedies to put a stop to Relational’s continuing, reckless and disruptive disinformation campaign. As stewards for all of our shareholders, our Board’s goal is to protect the interests of all shareholders and continue delivering above-average returns as we have in the past. Sovereign’s stock has appreciated about 215% over the past 10 years, significantly outperforming most indices.”

Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a $63 billion financial institution with more than 650 community banking offices, over 1,000 ATMs and approximately 10,000 team members with principal markets in the Northeast United States. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, trust and wealth management and insurance. Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit http://www.sovereignbank.com or call 1-877-SOV-BANK.
Sovereign Bancorp, Inc. and its directors and officers may be deemed to be participants in the solicitation of proxies from shareholders of Sovereign in connection with the election of directors at the 2006 annual meeting of shareholders. Information regarding the names of Sovereign’s directors and executive officers and their respective interests in Sovereign by security holdings or otherwise is set forth in Sovereign’s proxy statement relating to the 2005 annual meeting of shareholders, which may be obtained free of charge at the SEC’s website at http://www.sec.gov and Sovereign’s website at http://www.sovereignbank.com. Additional information regarding the interests of such potential participants will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with Sovereign’s 2006 annual meeting of shareholders.
Sovereign Bancorp, Inc. will file a Proxy Statement on Schedule 14A with the SEC in connection with its 2006 annual meeting of shareholders, which, when filed, will be available free of charge at the SEC’s website at http://www.sec.gov. Investors and security holders are advised to read Sovereign’s Proxy Statement, when available, and the other materials to be filed by Sovereign related to the proxy solicitation, when available, because they will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement on Schedule 14A and all other related material to be filed by Sovereign with the SEC (when they are filed and become available) free of charge at the SEC’s website at http://www.sec.gov or by contacting Sovereign’s proxy solicitors, Innisfree M&A Incorporated at 1-888-750-5834 or Mackenzie Partners, Inc. at 1-800-322- 2885. Sovereign also will provide a copy of these materials without charge at the Investor Relations section of its website at http://www.sovereignbank.com.